FOURTH AMENDMENT TO THE PURCHASE AGREEMENT BY AND BETWEEN LOWER
              TOWN DEVELOPMENT GROUP, L.L.C. AND UNIVERSITY BANK DATED SEPTEMBER 14TH, 2002 ("Agreement")

              The parties hereby agree to amend the terms of the Agreement as follows:

              If University Bank, in is sole discretion, can give notice on or before June 15, 2005 that it will vacate the premises commonly known as 959 Maiden Lane, Ann Arbor, Michigan by August 1, 2005, the following modifications to the Agreement shall apply:

1) Lower Town Development Group, L.L.C. shall pay to University Bank $800,000 upon the closing of the construction financing pertaining to the project commonly known as Lower Town or December 31, 2005, which ever occurs first; and

2) Lower Town Development Group, L.L.C. shall pay the $200,000 that was deferred from the sale of 959 Maiden Lane on or before December 31, 2005. The purchase price under the Agreement shall be $2,000,000 for the contemplated facility.


Lowertown Development Group, LLC,
By: Terra Management Company, Manager

/s/Scott A. Chappelle
---------------------------------
Scott A. Chappelle
Its:  Manager



University Bank

By:Stephen Lange Ranzini
------------------------------
Stephen Lange Ranzini
Its: President